Exhibit 99.1

FOR IMMEDIATE RELEASE

H&S contact for media:	Contact for investors/analysts:
Jon Harmon	Julie Creed
+1 312.496.1593	+1 312.496.1774
jharmon@heidrick.com	jcreed@heidrick.com

Heidrick & Struggles Acquires Strategic Advisory Firm

To Strengthen Global Leadership Consulting Expertise

•	Addition of Co Company marks further step in the development of firm’s leadership consulting capability

•	Co Company Chairman Colin Price to lead Heidrick & Struggles’ global Leadership Consulting practice

CHICAGO, October 5, 2015 — Heidrick & Struggles (Nasdaq: HSII), the premier provider of executive search, leadership consulting and culture shaping worldwide, announced today that it has acquired Co Company, a London-based advisory boutique specializing in leadership services that accelerate organizational performance.

“This acquisition is an important marker in the further development of our full complement of leadership advisory services to help our clients achieve transformative results,” said Tracy R. Wolstencroft, Heidrick & Struggles’ President and Chief Executive Officer. “The addition of Co Company provides a premium leadership and organizational development capability with tools that can scale globally. It will enhance our ability to work with senior executives around the world to accelerate individual, team and business performance.”

Led by Colin Price, a senior leadership advisor who previously served as a director at McKinsey & Co. and a partner at Price Waterhouse Management Consultants, Co Company advises clients on key facets of organizational performance including team dynamics, performance management and leadership assessment, development and transformation.

Price will lead Heidrick & Struggles’ Leadership Consulting practice globally as Executive Vice President, based in London. He will serve as a member of the firm’s Management Committee.

“Colin has developed a strategic advisory firm combining data analytics with insightful, professional judgment to help teams succeed in unpredictable and rapidly changing operating environments,” Wolstencroft said. “The team will further develop and deploy this model at Heidrick & Struggles, leading the expansion of our Leadership Consulting services globally with a relentless client focus.”

Price noted: “With a brand that garners respect from transformational leaders, Heidrick & Struggles has a global platform that will position us to work with C-Suite executives at many of the world’s top companies to help them accelerate leader, team and organizational performance.”

Three other members of the Co Company senior leadership team will join Heidrick & Struggles’ Leadership Consulting Practice as Partners:

•	TA Mitchell, with 20 years of experience advising clients in change management, blended with a deep process and performance focus.

•	Cathy Powell, with expertise in organizational behavior and change management, including leadership assessment, talent management, executive coaching and development.

•	Sharon Toye, a psychologist, coach and psychotherapist with expertise in the development of leaders, teams and organizations to enhance performance and health.

About Heidrick & Struggles:

Heidrick & Struggles (Nasdaq: HSII) serves the executive talent and leadership needs of the world’s top organizations as a premier provider of leadership consulting, culture shaping and senior-level executive search services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm serves as a trusted advisor, providing integrated leadership solutions and helping its clients change the world, one leadership team at a time. www.heidrick.com.

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